                                                                     EXHIBIT 5.1

[PRICEWATERHOUSECOOPERS LOGO]

January 24, 2006

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use, through attachment as an Exhibit to the registration statement on Form F-10 of NovaGold Resources Inc. (the "Registration Statement"), of our report to the shareholders of NovaGold Resources Inc. on the consolidated balance sheets of NovaGold Resources Inc. as at November 30, 2004 and 2003 and the consolidated statement of operations and deficits and cash flows for the three years ended November 2004, 2003 and 2002. Our report is dated February 18, 2005.

We also consent to the reference to us under the headings "Interest of Experts" and "Documents Filed as Part of the Registration Statement" in the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia